Cancer Genetics, Inc. Announces 15% Revenue Increase in First Quarter of 2017 over 2016 on Strong Organic Growth While Continuing on Path to Profitability

▪	Revenue increased to $7.0 million in Q1 2017, up 15% compared to Q1 2016 on strong organic growth

▪	Test volumes increased 19% year-over-year to 12,310

▪	Gross profit margin was 40%, up from 32% for Q1 2016

▪	Reduced total operating expenses 21% to $5.6 million in Q1 2017, down from $7.1 million in Q1 2016

▪	Reduced first quarter loss from operations by 46% compared to Q1 2016, improving pathway to profitability

▪	Strengthened balance sheet with exercise of warrants, adding $1.8 million in cash

▪	Conference call begins at 9:00 a.m. Eastern, Friday, May 12, 2017
RUTHERFORD, N.J. and LOS ANGELES, CA May 11, 2017 (GLOBE NEWSWIRE) -- Cancer Genetics, Inc. (Nasdaq: CGIX), a leader in enabling precision medicine for oncology through molecular markers and diagnostics, announced today financial and operating results for the first quarter ended March 31, 2017.
“We are continuing to scale our revenue while making significant operational improvements as we execute on our vision to become the preeminent oncology diagnostics partner for biopharma companies, cancer centers and clinicians,” said Panna Sharma, CEO and President of Cancer Genetics, Inc. “We are growing market share in an industry undergoing a major transformation in its approach to oncology therapeutics development, clinical trials and patient monitoring. As the industry embraces precision medicine and individualized testing to drive higher standards of patient treatment and disease management, CGI is emerging as the diagnostic and testing partner of choice for biopharma companies, cancer centers and clinicians. Our team is actively working with 9 of the top 10 and 16 of the top 20 biopharma companies where we are providing critical molecular information and testing to help with clinical trials and in many cases developing innovative new tests and technologies to help improve patient diagnosis and monitoring.”

“The commitment we made to have the most comprehensive capabilities in oncology diagnostics continues with our launch into hereditary cancers with Focus::HERSite™, further development into immuno-oncology through our Complete::IO™ panel, and the launch of our first liquid biopsy test, Liquid::Lung-cfDNA™. Additionally, our partnerships to leverage artificial intelligence for clinical trial matching and drug development, is more evidence that we are building a leading and durable brand in precision oncology diagnostics. Our comprehensive, disease-focused oncology testing portfolio continues to grow, and covers 9 of the top 10 cancers, while we attract new clinical customers and deepen our relationships and projects with biopharma companies globally,” continued Sharma.

FINANCIAL HIGHLIGHTS FOR THE QUARTER

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Total revenues were $7.0 million, with $3.7 million from Biopharma services, $3.0 million from Clinical services and $0.3 million from Discovery services – a total increase of 15% over Q1 2016 revenues of $6.1 million.

▪	Test volumes increased 19% in Q1 2017 to 12,310, compared to 10,327 tests in Q1 2016.

▪
Gross profit margin improved to 40% or $2.8 million, an improvement from 32% or $0.8 million in Q1 2016, largely driven by improved operating efficiencies in lab operations and a reduction in supply costs.

▪
Total operating expenses for Q1 of 2017 were $5.6 million, a reduction of 14% from $6.5 million during Q4 2016, and a reduction of 22% over Q1 of 2016, largely driven by headcount reduction, reorganization of technology and test development efforts, and benefits from shared services with CGI’s Hyderabad team.

▪
Net loss was $9.6 million for Q1 2017, compared to $5.3 million for Q1 2016. The current quarter includes non-cash charges of $7.5 million related to change in fair value of derivative instruments. Adjusted net loss decreased 61% to $2.1 million, down from an adjusted net loss of $5.3 million in Q1 2016 (a non-GAAP measurement described in the table below).

▪
Net loss per share was ($0.51) in Q1 2017, compared to ($0.39) in Q1 2016. Adjusted net loss per share decreased 72% to ($0.11), down from ($0.39) in Q1 2016 (a non-GAAP measurement described in the table below).

“Our efforts to drive revenue growth while improving operating efficiencies continues to accelerate,” commented Sharma. “Total operating expenses were reduced another 14% sequentially when compared to Q4 2016, and our loss from operations declined 46% from compared to Q1 2016, moving us closer to profitability. While net loss on a GAAP basis increased year-over-year to due to certain accounting treatment, it’s important to note that $7.5 million of the loss is related to non-cash charges from the change in fair value of derivative instruments. Quarter to quarter, these non-cash charges related to changes in our stock price may fluctuate significantly and impact GAAP net income and earnings per share.”
FIRST QUARTER AND RECENT BUSINESS HIGHLIGHTS

▪
Launched an NGS-based (Next Generation Sequencing) panel for hereditary breast and ovarian cancer, FOCUS::HERSite™, which was selected by a global pharmaceutical company to power a 1,000+ patient clinical study.

▪	Launched a breakthrough NGS-based liquid biopsy test for lung cancer, Liquid::Lung-cfDNA™ which analyzes over 150 hot spots associated with non-small cell lung cancer.

▪	Announced five agreements and contracts with biotech and pharma customers to develop liquid biopsy tests for a broad range of solid tumors addressing a projected $20 billion market by 2020.

▪	Announced a strategic agreement with Lantern Pharma Inc. to jointly leverage genomics, biomarkers and artificial intelligence to rescue and repurpose drugs for cancer.

▪	Announced strategic partnership with Mendal.ai to use artificial intelligence to drive personalized treatment and accelerate clinical trial matching for cancer care.

▪	Increased the number of clinical trials and studies CGI is supporting to 140, including 32 in immuno-oncology.

▪	Received $1.0 million in non-dilutive funding through New Jersey Technology Business Tax Certificate Transfer Program.

▪	Streamlined finance operations under leadership of Igor Gitelman, CPA, MBA, as Chief Accounting Officer
The company reported total revenue of $7.0 million for the first quarter, compared to $6.1 million in Q1 2016, an increase of 15% year-over-year, driven by organic growth across all market categories: biopharma, clinical and discovery.
Revenue from biopharma partners and customers increased 11% to $3.7 million in the first quarter, compared to $3.4 million during Q1 2016. Additionally, the company increased the number of clinical studies and trials it is supporting to 140, up 12% from Q4 2016.
Clinical services revenue increased 20% in the first quarter of 2017 over the same period in 2016, from $2.5 million to $3.0 million. The growth was driven by an increase in clinical test volumes from 10,327 in Q1 2016 to 12,310 in the first quarter of 2017, an increase of 19%.
Discovery services contributed an additional $293 thousand in revenue for the first quarter of 2017, a 12% increase over Q1 2016, driven by significant demand for discovery solutions by research institutions where next-generation sequencing is combined with novel bioinformatics analysis. Discovery services, mostly performed in India, provides genomic and bioinformatics support for global discovery and pre-clinical initiatives.
Sharma continued, “Our first quarter was marked by several important achievements and milestones. We’re very pleased with the CLIA approval of our high performance next-generation immuno-oncology assay, Complete::IO™, which meets the need for our customers to better monitor and stratify patient populations during immuno-oncology and immune therapy clinical trials, with the simultaneous detection of up to 10 markers on each cell. We also continue to gain traction on our solid tumor liquid biopsy testing platform with Liquid::Lung-cfDNA™, which increases our ability to attract new customers and better service existing clients. The market for liquid biopsy solid tumor testing is expected to reach $20 billion by 2020. We are well positioned to capture market share. Given these market dynamics, we are confident that we are on the path to profitability.”
“Technologies and trends such as artificial intelligence, big-data, and combining genomic and immune-marker testing to improve patient outcomes and accelerate the discovery of new therapeutics are all areas that CGI is continuing to integrate into our business model and into our global business infrastructure. We believe our growing reach into the oncology ecosystem coupled with the strengthening of our operating fundamentals makes CGI a leader in developing and delivering oncology diagnostics from bench to bedside,” concluded Sharma.

CONFERENCE CALL & WEBCAST
Friday, May 12, 9:00 AM Eastern Time
Domestic:	877-856-1958
International:	719-325-4758
Conference ID:	9698770
Webcast:	http://public.viavid.com/index.php?id=124360

Replays – Available through May 26, 2017
Domestic:	844-512-2921
International:	412-317-6671
Conference ID:	9698770
ABOUT CANCER GENETICS
Cancer Genetics, Inc. is an emerging leader in enabling precision medicine for oncology through the use of molecular markers and information. CGI is developing a global footprint with locations in the US, India and China. We have established strong clinical research collaborations with major cancer centers such as Memorial Sloan Kettering, The Cleveland Clinic, Mayo Clinic, Keck School of Medicine at USC and the National Cancer Institute.
The Company offers a comprehensive range of laboratory services that provide critical genomic and biomarker information. Its state-of-the-art reference labs are CLIA-certified and CAP-accredited in the US and have licensure from several states including New York State.
For more information, please visit or follow us:
Internet: www.cancergenetics.com
Twitter: @Cancer_Genetics
Facebook: www.facebook.com/CancerGenetics

Forward Looking Statements:
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements pertaining to future financial and/or operating results, future growth in revenues, margins, research, technology, clinical development and potential opportunities for Cancer Genetics, Inc. tests and services, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements.
Any statements that are not historical fact (including, but not limited to, statements that contain words such as "will," "believes," "plans," "anticipates," "expects," "estimates") should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, risks of cancellation of customer contracts or discontinuance of trials, risks that anticipated benefits from acquisitions will not be realized, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, maintenance of intellectual property rights and other risks discussed in the Cancer Genetics, Inc. Form 10-K for the year ended December 31, 2016 along with other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Cancer Genetics, Inc. disclaims any obligation to update these forward-looking statements.
Non-GAAP Financial Information
In addition to disclosing financial results in accordance with United States (U.S.) generally accepted accounting principles (GAAP), this earnings release contains non-GAAP financial measures that we believe are helpful in understanding and comparing our past financial performance and our future results. The non-GAAP financial measures disclosed by the Company exclude the non- operating changes in the fair value of derivative instruments. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes that these non-GAAP measures provide useful information about the Company's core operating results and thus are appropriate to enhance the overall understanding of the Company's past financial performance and its prospects for the future. The non-GAAP financial measures in this press release include Adjusted Net (Loss) and the related adjusted basic and diluted per share amounts.
Reconciliation from GAAP to Non-GAAP Results (in thousands, except per share amounts):

	Three Months Ended March 31,
GAAP to NON-GAAP Reconciliation	2017	2016
Net (Loss)	$(9,580)	$(5,254)
ADD:
Change in fair value of acquisition note payable	232	(34)
Change in fair value of warrant liability	7,294	(17)
Adjusted Net (Loss)	$(2,054)	$(5,305)
Adjusted Basic and Diluted Net (Loss) per share	$(0.11)	$(0.39)
Basic and Diluted weighted-average shares outstanding	18,904	13,547

Cancer Genetics, Inc. and Subsidiaries Consolidated Balance Sheets (Unaudited)
(in thousands, except par value)
	March 31, 2017	December 31, 2016

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$9,664	$9,502
Accounts receivable, net of allowance for doubtful accounts	12,675	11,748
Other current assets	2,018	2,174
Total current assets	24,357	23,424
FIXED ASSETS, net of accumulated depreciation	4,778	4,738
OTHER ASSETS
Restricted cash	300	300
Patents and other intangible assets, net of accumulated amortization	1,451	1,503
Investment in joint venture	256	268
Goodwill	12,029	12,029
Other	194	172
Total other assets	14,230	14,272
Total Assets	$43,365	$42,434
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$8,099	$8,148
Obligations under capital leases, current portion	229	109
Deferred revenue	432	789
Bank term note, current portion	—	2,000
Total current liabilities	8,760	11,046
Bank term note	4,779	2,654
Obligations under capital leases	616	374
Deferred rent payable and other	229	290
Warrant liability	7,620	2,018
Deferred revenue, long-term	436	428
Total Liabilities	22,440	16,810
STOCKHOLDERS’ EQUITY
Common stock	2	2
Additional paid-in capital	144,457	139,576
Accumulated (deficit)	(123,534)	(113,954)
Total Stockholders’ Equity	20,925	25,624
Total Liabilities and Stockholders’ Equity	$43,365	$42,434

Cancer Genetics, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2017	2016
Revenue	$6,966	$6,068
Cost of revenues	4,209	4,103
Gross profit	2,757	1,965
Operating expenses:
Research and development	1,110	1,532
General and administrative	3,477	4,318
Sales and marketing	971	1,298
Total operating expenses	5,558	7,148
Loss from operations	(2,801)	(5,183)
Other income (expense):
Interest expense	(194)	(126)
Interest income	17	4
Change in fair value of acquisition note payable	(232)	34
Change in fair value of warrant liability	(7,294)	17
Other expense	(46)	—
Total other (expense)	(7,749)	(71)
Loss before income taxes	(10,550)	(5,254)
Income tax (benefit)	(970)	—
Net (loss)	$(9,580)	$(5,254)
Basic and Diluted net (loss) per share	$(0.51)	$(0.39)
Basic and Diluted weighted-average shares outstanding	18,904	13,547